UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

June 3, 2024

GT Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other Jurisdiction of Incorporation)

1-40023	94-1620407
(Commission File Number)	(IRS Employer Identification No.)

8000 Marina Blvd., Suite 100

Brisbane, CA 94005

(Address of Principal Executive Offices and zip code)

(800) 304-9888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each Exchange on which registered
Common stock, $0.001 par value	GTBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2024, Manu Ohri’s employment as Chief Financial Officer at GT Biopharma, Inc. (the “Company”) was terminated.

In connection with Mr. Ohri’s termination, on June 3, 2024, the Company has appointed Alan L. Urban as the Company’s Chief Financial Officer. Mr. Urban, age 55, has previously served as a member of the Board of Directors of the Company from June 2022 to May 2023; as Chief Financial Officer for SRAX, Inc. (OTC: SRAX), a financial technology company, from March 2023 to July 2023; as Chief Financial Officer for Creek Road Miners, Inc. (formerly OTC: CRKR), a cryptocurrency mining company, from November 2021 to March 2023; and as Chief Financial Officer and Secretary for Research Solutions, Inc. (NASDAQ: RSSS), a SaaS and content provider in the scientific, technical and medical information space, from October 2011 to October 2021. Earlier in his career, Mr. Urban served as Chief Financial Officer and Senior Vice President of Finance and Accounting for ReachLocal, Inc. (NASDAQ: RLOC), an internet marketing company; and as Vice President of Finance and Treasurer for Infotrieve, Inc., a content provider in the scientific, technical and medical information space. He has been a Certified Public Accountant (currently inactive) since 1998. Mr. Urban received a B.S. in Business, with a concentration in Accounting Theory and Practice, from California State University, Northridge.

On June 7, 2024, the Company entered into an Employment Agreement with Mr. Urban (the “Employment Agreement”). The Employment Agreement is effective from June 3, 2024 (the “Effective Date”) and shall continue for a period of one year. The Employment Agreement shall automatically renew for successive one year periods unless and until either party provides sixty (60) days’ advance written notice prior to applicable renewal term. Pursuant to the Employment Agreement, Mr. Urban will receive an annual base salary of $375,000 and is eligible to earn an annual discretionary bonus of up to 40% of his annual base salary each calendar year during the term, subject to the achievement of applicable Company and individual performance goals, as determined in the Company’s sole discretion. Mr. Urban is eligible to receive a stock award of the Registrant’s Common Stock following the three months after the Effective Date. The Employment Agreement further provides that Mr. Urban will be eligible to receive any benefit and participate in any benefit plan generally available to employees of the Company.

The Company may terminate the Employment Agreement without Cause (as such term is defined in the Employment Agreement) at any time and Mr. Urban may terminate his employment for Good Reason (as such term is defined in the Employment Agreement) at any time. Upon a termination of Mr. Urban’s employment by the Company without Cause or by Mr. Urban for Good Reason, Mr. Urban will be entitled to receive (i) for a termination or resignation that occurs during the first six months following the Effective Date, a cash severance equal to two (2) months of Mr. Urban’s then current Annual Base Salary (as such term is defined in the Employment Agreement) or (ii) for a termination or resignation that occurs any time thereafter, a cash severance equal to five (5) months of Mr. Urban’s then current Annual Base Salary, in either case less deductions and withholding required by law, payable in a lump sum within seventy (70) days of the termination of employment (or such shorter period as may allow the severance payment to be exempt from Code Section 409A). Upon a termination of Mr. Urban’s employment by the Company for Cause or by Mr. Urban without Good Reason, Mr. Urban will be entitled to the Accrued Amounts (as such term is defined in the Employment Agreement).

The Employment Agreement also contains certain non-disclosure covenants that apply during his employment and thereafter.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit
Number	Description

10.1*	Employment Agreement between the Company and Alan Urban, dated as of June 7, 2024.

104	Cover Page Interactive Data File (embedded as Inline XBRL document).

*Registrant has omitted schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT BIOPHARMA, INC.

Date: June 7, 2024	By:	/s/ Alan Urban
Alan Urban
Chief Financial Officer